Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:
David P. Barksdale
Senior Executive Vice President, Chief Strategy Officer
(336) 369-0939
david.barksdale@newbridgebank.com

NewBridge Bancorp to Acquire Security Savings Bank

Greensboro, N.C., June 13, 2013 – NewBridge Bancorp (NASDAQ: NBBC), the parent company of NewBridge Bank, announced today the signing of a definitive agreement to acquire Security Savings Bank, a state mutual savings bank headquartered in Southport, N.C.

Security Savings Bank operates six branches and one loan production office in Brunswick County, N.C. As of March 31, 2013, Security Savings Bank reported total assets of $224 million, total loans of $157 million and total deposits of $176 million.

NewBridge Bank will acquire the assets and liabilities of Security Savings Bank in a transaction NewBridge anticipates will be ordered by the North Carolina Commissioner of Banks. No shares will be issued or cash exchanged in the transaction, and the merger is not subject to member approval.

“We welcome Security Savings Bank clients to NewBridge Bank,” said Pressley A. Ridgill, president and chief executive officer. “Community banks have been through a tumultuous economic cycle, and many have suffered the adverse consequences of circumstances beyond their control. We are honored to partner with Security Savings and continue its 100-year tradition of serving Brunswick County communities.”

With the transaction announced today, NewBridge Bank will be a $2 billion asset institution with 36 branches and several loan production offices throughout North Carolina. Already the largest community bank in the Piedmont Triad Region of North Carolina, NewBridge Bank will also be one of the largest community banks in the Greater Wilmington Area.

“The merger of Security Savings Bank is an excellent strategic fit for our Company and will provide significant benefits to the clients of both institutions. The economic downturn forced most community banks to be inwardly focused. We are pleased that with the overwhelming success of our 2012 capital raise and asset disposition plan, we are now prepared to focus on fulfilling our original vision—to leverage our existing infrastructure through organic growth and strategic consolidation. The acquisition of Security Savings Bank follows this vision and will provide significant benefits to the constituencies of both institutions. Our clients will have access to an expanded branch network in NewBridge Bank’s Coastal region, and Security Savings Bank’s employees, clients, and communities will benefit from the stability, strength and operating efficiencies we offer. Equally important, we believe NewBridge Bancorp shareholders will see immediate earnings accretion without dilution to their share value.”

Henry Edmund, chief executive officer of Security Savings Bank said, “Our executive management team and Board of Directors are excited about our future with NewBridge Bank. Security Savings was significantly impacted by the economic downturn, and we were unable to raise the needed additional capital as a mutual savings bank. The merger with NewBridge Bank allows us to maintain our community-banking focus and return our attention to providing comprehensive financial services to our clients and supporting the communities we serve.”

The merger has been approved by the Board of Directors of NewBridge and is expected to close during the third quarter of 2013. The transaction is subject to certain conditions, including regulatory approvals. Operational integration is anticipated to begin in the fourth quarter of 2013.

NewBridge Bancorp was advised in this transaction by FIG Partners, LLC as financial advisor and Brooks, Pierce, McLendon, Humphrey & Leonard, LLP as legal advisor.  Security Savings Bank was advised by Raymond James & Associates, Inc. Brooks, Pierce, McLendon, Humphrey & Leonard, LLP also serves as legal counsel to Security Savings Bank.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward-looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s clients or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

NewBridge Bank is the largest community bank in the Piedmont Triad Region of North Carolina and one of the largest community banks in the state. NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank currently has assets of approximately $1.7 billion with 30 branches and several loan production offices throughout North Carolina.

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